                                                                  Exhibit (a)(4)


                           OFFER TO PURCHASE FOR CASH
                     All Outstanding Shares of Common Stock

                                       of

                                 Diatide, Inc.

                                       at

                                $9.50 Per Share

                                       by

                            BXA Acquisition Company
                          A Wholly Owned Subsidiary of

                              Schering Berlin Inc.
                          A Wholly Owned Subsidiary of

                          Schering Aktiengesellschaft


  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON FRIDAY, OCTOBER 22, 1999, UNLESS THE OFFER IS EXTENDED


THE  BOARD  OF  DIRECTORS OF  DIATIDE,  INC. (THE  "COMPANY")  HAS  UNANIMOUSLY
 APPROVED THE OFFER AND THE  MERGER REFERRED TO HEREIN AND DETERMINED THAT THE
  TERMS  OF THE OFFER AND THE MERGER  ARE FAIR TO, AND IN THE  BEST INTERESTS
   OF, THE  STOCKHOLDERS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS  THAT THE
    COMMON  STOCKHOLDERS  ACCEPT THE  OFFER  AND  TENDER THEIR  SHARES  (AS
                               DEFINED HEREIN).

THE  OFFER  IS  CONDITIONED  UPON,  AMONG OTHER  THINGS,  THERE  BEING  VALIDLY
 TENDERED AND  NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE  OFFER THAT NUMBER
  OF SHARES OF COMMON STOCK WHICH,  ASSUMING THE PURCHASER THEN OWNED ALL THE
   OUTSTANDING SERIES A  AND SERIES B PREFERRED STOCK OF  THE COMPANY, WOULD
    TOGETHER  REPRESENT AT  LEAST A  MAJORITY OF  THE VOTING  POWER  OF THE
             COMPANY'S VOTING SECURITIES ON A FULLY DILUTED BASIS.

                                ---------------

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile), or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2, an Agent's Message (as defined herein), and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or a facsimile thereof) or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 2 or (ii) request such stockholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such stockholder desires to tender such Shares.

     If a stockholder desires to tender Shares and such stockholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the expiration of the Offer, such stockholder's tender may be effected by following the procedure for guaranteed delivery set forth in Section 2.

    Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

                      The Dealer Manager for the Offer is:

                            Warburg Dillon Read LLC

   September 24, 1999

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
INTRODUCTION..............................................................   1
THE TENDER OFFER..........................................................   3
   1.Terms of the Offer...................................................   3
   2.Procedure for Tendering Shares.......................................   4
   3.Withdrawal Rights....................................................   7
   4.Acceptance for Payment and Payment...................................   8
   5.Certain Federal Income Tax Consequences..............................   9
   6.Price Range of the Shares; Dividends on the Shares...................  10
   7.Effect of the Offer on the Market for the Shares; Stock Quotations;
     Exchange Act Registration; Margin Regulations........................  10
   8.Certain Information Concerning the Company...........................  12
   9.Certain Information Concerning the Purchaser, Parent and AG..........  14
  10.Source and Amount of Funds...........................................  15
  11.Contacts and Transactions with the Company; Background of the Offer..  16
  12.Purpose of the Offer; the Merger Agreement; Other Agreements; Plans
     for the Company......................................................  17
  13.Dividends and Distributions..........................................  27
  14.Certain Conditions of the Offer......................................  27
  15.Certain Legal Matters................................................  29
  16.Fees and Expenses....................................................  31
  17.Miscellaneous........................................................  31
Schedule I--Directors and Executive Officers.............................. I-1

To the Holders of Shares of
Diatide, Inc.

                                 INTRODUCTION

  BXA Acquisition Company, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Schering Berlin Inc., a Delaware corporation ("Parent"), which is a wholly owned subsidiary of Schering Aktiengesellschaft, a company organized under the laws of the Federal Republic of Germany ("AG"), hereby offers to purchase all outstanding shares of Common Stock (the "Common Stock"), par value $.001 per share (the "Shares"), of Diatide, Inc., a Delaware corporation (the "Company"), at $9.50 per Share (the "Offer Price"), net to seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

  The Offer is being made pursuant to the Agreement and Plan of Merger dated as of September 17, 1999 (the "Merger Agreement"), among Parent, the Purchaser and the Company pursuant to which, as soon as practicable following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"), with the Company (the "Surviving Corporation") surviving the Merger as a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares held by stockholders who perfect their appraisal rights under Delaware law, Shares owned by the Company as treasury stock, and Shares owned by Parent or any direct or any indirect subsidiary of Parent) will be converted into the right to receive $9.50 in cash, or any higher price per Share paid pursuant to the Offer, without interest thereon. The Merger Agreement provides that the Purchaser may assign any or all of its rights and obligations (including the right to purchase Shares in the Offer) to Parent or any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve the Purchaser of its obligations under the Merger Agreement. The Merger is subject to a number of conditions, including the adoption of the Merger Agreement by stockholders of the Company, if required by applicable law. In the event the Purchaser acquires 90% or more of the outstanding Shares pursuant to the Offer or otherwise, 90% or more of the Series A Convertible Preferred Stock, par value $.01 per share, of the Company (the "Company Series A Preferred Stock") and 90% or more of the Series B Convertible Preferred Stock, par value $.01 per share, of the Company (the "Company Series B Preferred Stock" and, together with the Company Series A Preferred Stock, the "Company Series Preferred Stock"), the Purchaser will effect the Merger pursuant to the short-form merger provisions of the Delaware General Corporation Law (the "DGCL"), without prior notice to, or any action by, any other stockholder of the Company. See Section 12.

  Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Shareholders who hold their Shares through their broker, dealer, bank, trust company or other nominee should consult with such institution as to whether there are any fees applicable to a tender of Shares. Parent will pay all fees and expenses of Warburg Dillon Read LLC, which is acting as Dealer Manager (the "Dealer Manager" or "Warburg Dillon Read"), ChaseMellon Shareholder Services, L.L.C., which is acting as the Depositary (the "Depositary"), and ChaseMellon Consulting Services, L.L.C., which is acting as Information Agent (the "Information Agent"), incurred in connection with this Offer. See Section 16.

  The Board of Directors of the Company (the "Board") has unanimously approved the Offer and the Merger and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and unanimously recommends that the holders of the Shares accept the Offer and tender their Shares pursuant to the Offer. The factors considered by the Board in arriving at its decision to approve the Offer and the Merger and to recommend that holders of the Shares accept the Offer and tender their Shares are described in the Company's Solicitation/Recommendation Statement on
Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders of the Company herewith. The Company's financial advisor, CIBC World Markets Corp. ("CIBC") has delivered its opinion to the Board dated September 17, 1999 that, as of such date, and subject to the conditions and limitations set forth therein, the consideration to be received by the holders of Shares pursuant to the Merger Agreement is fair to such holders from a financial point of view. Such opinion is set forth in full as an exhibit to the Schedule 14D-9.

  The Company has represented to Parent and the Purchaser that each member of the Board and each of the Company's executive officers has advised the Company that he intends to tender all Shares owned by him pursuant to the Offer.

  In connection with the Merger Agreement, the Purchaser concurrently entered into certain purchase agreements, dated as of September 17, 1999, with the holders of all the Company Series Preferred Stock (the "Stock Purchase Agreements") pursuant to which the Purchaser is to acquire all the Company Series Preferred Stock on the first date on which the Purchaser pays for any Shares accepted for payment pursuant to the Offer, or as otherwise agreed between the parties. Pursuant to such Stock Purchase Agreements, Purchaser will pay (i) the holders of the Company Series B Preferred Stock, Alta Embarcadero Biopharma Partners, L.L.C. and Alta Biopharma Partners, L.P. (the "Company Series B Preferred Stock Holders"), $9.50 in cash, or such greater amount as shall be equal to the highest price per Share paid pursuant to the Offer for each share of Company Series B Preferred Stock, and (ii) the holders of the Company Series A Preferred Stock, Medsource S.A., Neomed Fund Limited, and Chase Venture Capital Associates, L.P. (the "Company Series A Preferred Stock Holders", and together with the Company Series B Preferred Stock Holders, the "Company Preferred Stock Holders"), $9.75 in cash (the liquidation value of the Company Series A Preferred Stock) or such greater amount as shall be equal to the highest price per Share paid pursuant to the Offer for each share of Company Series A Preferred Stock.

  The Offer is conditioned upon, among other things, (a) there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which, assuming the Purchaser then owned all the outstanding Company Series Preferred Stock, would together represent at least a majority of the voting power of the Fully Diluted Shares (the "Minimum Tender Condition") and
(b) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable to the purchase of Shares pursuant to the Offer having expired or been terminated (the "HSR Act Condition"). The Purchaser reserves the right (with the Company's consent and subject to the applicable rules and regulations of the Securities and Exchange Commission (the "SEC")) to waive or reduce the Minimum Tender Condition and to elect to purchase, pursuant to the Offer, fewer than the minimum number of Shares necessary to satisfy the Minimum Tender Condition. For purposes hereof, the term "Fully Diluted Shares" means all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities. See Sections 1 and 14.

  The Company has informed the Purchaser that, as of the close of business on September 16, 1999, (i) 10,615,614 Shares, 1,210,256 shares of Company Series A Preferred Stock and 825,309 shares of Company Series B Preferred Stock were issued and outstanding, (ii) 4,800 Shares were held by the Company in its treasury, (iii) 1,002,436 Shares were subject to outstanding options to purchase Shares ("Stock Options"), (iv) 11,290 additional Shares were authorized for issuance pursuant to certain employee benefit plans, (v) 123,795 Shares were subject to outstanding warrants expiring January 17, 2001, with an exercise price of $8.72 per Share and (vi) 198,138 Shares were subject to outstanding warrants expiring August 13, 2006, with an exercise price of $5.047 per Share (the warrants described in this subsection (vi) and subsection (v) above being referred to herein as "Warrants"). As a result, as of such date, the Minimum Tender Condition would be satisfied if the Purchaser acquired 4,957,855 Shares.

  Certain Federal income tax consequences of the sale of Shares pursuant to the Offer are described in Section 5.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                               THE TENDER OFFER

1. Terms of the Offer

  Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3. The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, October 22, 1999, unless and until the Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, will expire.

  In the Merger Agreement, the Purchaser has agreed that it will not, without the written consent of the Company, waive the Minimum Tender Condition. The Purchaser expressly reserves the right to modify the terms of the Offer, except that, without the written consent of the Company, the Purchaser shall not (a) reduce the number of Shares subject to the Offer, (b) reduce the Offer Price, (c) modify or add to the conditions to the Offer in any manner adverse to the holders of the Shares, (d) except as provided in the next paragraph, extend the Offer, (e) change the form of consideration payable in the Offer or
(f) otherwise amend the Offer in a manner adverse to the holders of Shares.

  Notwithstanding the foregoing, the Purchaser may, without the consent of the Company, (a) extend the Offer, if at the scheduled Expiration Date of the Offer (the initial scheduled Expiration Date being 20 business days following the commencement of the Offer), any of the conditions to the Purchaser's obligation to purchase the Shares are not satisfied or waived, until such time as such conditions are satisfied or waived, (b) extend the Offer for a period of not more than five business days beyond the initial Expiration Date of the Offer, if on the date of such extension the Minimum Tender Condition has been satisfied but less than 90% of the outstanding Shares have been validly tendered and not properly withdrawn pursuant to the Offer, (c) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer and (d) extend the Offer for any reason for a period of not more than two business days beyond the latest expiration date that would otherwise be permitted under clause (a) or (c) of this sentence (it being understood that the Purchaser may not extend the Offer pursuant to clause (d) if it has previously extended the Offer pursuant to clause (b) of this sentence).

  Subject to the terms of the Merger Agreement and applicable rules and regulations of the SEC, the Purchaser reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 14 hereof shall have occurred, to (a) extend the period of time during which the Offer is open and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (b) except as set forth above, amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Purchaser exercises its right to extend the Offer.

  If by 12:00 Midnight, New York City time, on Friday, October 22, 1999 (or any date or time then set as the Expiration Date), any of or all of the conditions of the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the SEC, to (a) terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders, (b) except as set forth above with respect to the Minimum Tender Condition, waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (c) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (d) amend the Offer.

  There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any extension, amendment or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 a.m., New York City time on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

  If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment for Shares (whether before or after its acceptance for payment of Shares) or it is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after termination or withdrawal of a tender offer, and the terms of the Merger Agreement), the Depositary may nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

  If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including, subject to the Merger Agreement, a waiver of the Minimum Tender Condition), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders.

  The Company has provided the Purchaser with the Company's stockholder list and security position listing for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. Procedure for Tendering Shares

  Valid Tender. For a stockholder validly to tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a confirmation of such delivery, including an Agent's Message (as defined below), must be received by the Depositary), in each case prior to the Expiration Date or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

  The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

  The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

  The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

  Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (a) if the Letter of Transmittal is signed by the registered holder(s) of Shares (which term for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of a firm that is a participant in the Security Transfer Agents Medallion Program or the New York Stock Exchange Guarantee Program or the Stock Exchange Medallion Program or by any other "eligible guarantor institution", as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed in the manner described above. See Instructions 1 and 5 to the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

    (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market (the "Nasdaq National Market") operated by the Nasdaq Stock Market, Inc. ("Nasdaq"), a subsidiary of the National Association of Securities Dealers, Inc., is open for business.

  The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to such Shares are actually received by the Depositary. Under no circumstances will any interest be paid on the purchase price of the Shares, regardless of any extension of the Offer or any delay in making such payment.

  The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

  Appointment. By executing a Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after September 17, 1999. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein and deposits the purchase price therefor with the Depositary. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, AG, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder tendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders tendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is provided in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

  Company Series Preferred Stock and Warrants. The Purchaser is not offering to purchase the Warrants or the Company Series Preferred Stock pursuant to the Offer. The Purchaser has made arrangements with the Depositary so that holders of Warrants may tender Shares pursuant to the Offer by delivering to the Depositary certificates representing Warrants, together with such documents, other than payment of the exercise price of the Warrants, as may be required pursuant to the terms thereof to effect the exercise thereof for Shares, and the Depositary shall deduct from the proceeds otherwise payable pursuant to the Offer to each such tendering holder of Warrants an amount equal to the aggregate exercise price of the Warrants represented by the certificates so delivered. The Purchaser has also made arrangements with the Depositary so that holders of Company Employee Stock Options (as defined herein) may tender Shares pursuant to the Offer by delivering to the Depositary such documents, other than payment of the exercise price of the Company Employee Stock Options, as may be required pursuant to the terms thereof to effect the exercise thereof for Shares, and the Depositary shall deduct from the proceeds otherwise payable pursuant to the Offer to each such tendering holder of Company Employee Stock Options an amount equal to the aggregate exercise price of the Company Employee Stock Options being exercised. In any such case, the exercise of such Warrants or such Company Employee Stock Options shall not be deemed to occur unless the Purchaser accepts for payment and pays for any Shares pursuant to the Offer, in which case such exercise shall be deemed to have occurred as of immediately prior to the Expiration Date.

3. Withdrawal Rights

  Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after Monday, November 22, 1999.

  For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, AG, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4.  Acceptance for Payment and Payment

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date, and not properly withdrawn in accordance with Section 3, promptly after the Expiration Date. All questions as to the satisfaction of such terms and conditions will be determined by the Purchaser in its sole discretion, which determination will be final and binding. See Sections 1 and 14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after termination or withdrawal of a tender offer.

  Parent will file a Notification and Report Form with respect to the Offer under the HSR Act. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the 15th day after the day such form is filed, unless early termination of the waiting period is granted. However, the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") may extend the waiting period by requesting additional information or documentary material from Parent. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the 10th day after substantial compliance by Parent with such request. See Section 15.

  In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other holder of Shares pursuant to the Offer.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. Under no circumstances will interest be paid on the purchase price of any Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

  If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment for Shares (whether before or after its acceptance for payment of Shares) or it is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after termination or withdrawal of a tender offer, and the terms of the Merger Agreement), the Depositary may, nevertheless, on behalf of the

Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

  If any tendered Shares are not purchased pursuant to the Offer for any reason, certificates for any such Shares will be returned without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 2, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Offer.

  The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent, or to an affiliate of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5.  Certain Federal Income Tax Consequences

  The following is a general discussion of certain United States Federal income tax consequences of the receipt of cash by a holder of Shares pursuant to the Offer or the Merger. Except as specifically noted, this discussion applies only to a U.S. Holder.

  A "U.S. Holder" means a holder of Shares that is (i) a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any political subdivision thereof or therein, (iii) an estate the income of which is subject to United States Federal income taxation regardless of its source, or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust and (y) one or more United States fiduciaries have the authority to control all substantial decisions of the trust. A "Non-U.S. Holder" is a holder of Shares that is not a U.S. Holder.

  The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for Federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for Federal income tax purposes, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received by the U.S. Holder pursuant to the Offer or the Merger and the aggregate tax basis in the Shares purchased pursuant to the Offer (or canceled pursuant to the Merger). Gain or loss will be calculated separately for each block of Shares purchased pursuant to the Offer (or canceled pursuant to the Merger).

  Gain (or loss) will be capital gain (or loss), assuming that such Shares are held as capital assets. Capital gains of individuals, estates and trusts generally are subject to a maximum Federal income tax rate of (i) 20% if, at the time the Purchaser accepts the Shares for payment (or the Shares are canceled pursuant to the Merger) the stockholder held the Shares for more than one year or (ii) 39.6% if, at the time the Purchaser accepts the Shares for payment (or the Shares are canceled pursuant to the Merger) the stockholder held the Shares for not more than one year. Capital gains of corporations generally are taxed at the Federal income tax rates applicable to corporate ordinary income. In addition, the ability to use capital losses to offset ordinary income is limited.

  A stockholder that tenders Shares pursuant to the Offer or surrenders Shares pursuant to the Merger may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. A stockholder that does not furnish its TIN may be subject to a penalty imposed by the IRS. See "--Backup Withholding" under Section 2.

  If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an income tax return.

  The foregoing discussion may not be applicable with respect to Shares received pursuant to the exercise of Warrants, Company Employee Stock Options or otherwise as compensation or with respect to holders of Shares who are subject to special tax treatment under the Code, such as Non-U.S. Holders, life insurance companies, tax-exempt organizations, financial institutions, dealers in securities or currencies, persons who hold Shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction and persons that have a functional currency other than the U.S. dollar, and may not apply to a holder of Shares in light of individual circumstances. Stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger.

6. Price Range of the Shares; Dividends on the Shares

  The Shares are quoted on the Nasdaq National Market under the symbol "DITI".

  The following table sets forth the high and low sales prices per Share as reported by IDD Information Services for the periods indicated.

                                                               Price of Shares
                                                               ----------------
                                                                 High     Low
                                                               -------- -------
      Calendar Year
      -------------
      1997
      First Quarter........................................... $  7.875 $ 6.250
      Second Quarter..........................................    7.000   4.250
      Third Quarter...........................................   15.375   4.875
      Fourth Quarter..........................................   12.375   5.375
      1998
      First Quarter...........................................   11.125   8.125
      Second Quarter..........................................   10.750   6.875
      Third Quarter...........................................   10.125   5.625
      Fourth Quarter..........................................    8.250   4.500
      1999
      First Quarter...........................................    8.500   3.625
      Second Quarter..........................................    5.250   2.750
      Third Quarter (through September 22, 1999)..............    9.375   4.125

  On September 17, 1999, the last full trading day before the first public announcement of the execution of the Merger Agreement, the last reported sales price of the Shares on the Nasdaq National Market was $7.875 per Share. The Offer Price of $9.50 represents a premium of approximately 21% over this closing price. On September 23, 1999, the last full trading day before the commencement of the Offer, the last reported sales price of the Shares on the Nasdaq National Market was $9.219 per Share.

  The Purchaser has been advised by the Company that the Company has never paid any cash dividends on the Shares.

  Stockholders are urged to obtain current market quotations for the Shares.

7. Effect of the Offer on the Market for the Shares; Stock Quotations; Exchange Act Registration; Margin Regulations

  Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

  Stock Quotations. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of Nasdaq for continued inclusion in the Nasdaq National Market, which among other things require that an issuer have either (i) at least 750,000 publicly held shares, held by at least 400 stockholders of round lots, with a market value of at least $5,000,000 and net tangible assets of at least $4,000,000, at least two registered and active market makers for the shares and a minimum bid price of $1.00 per share or (ii) at least 1,100,000 publicly held shares, held by at least 400 stockholders of round lots, with a market value of at least $15,000,000 and either (x) a market capitalization of at least $50,000,000 or
(y) total assets and total revenue of at least $50,000,000 each for the most recently completed fiscal year or two of the last three most recently completed fiscal years, at least four registered and active market markers and a minimum bid price of $5.00 per share. The Shares might nevertheless continue to be included in the Nasdaq Stock Market if the issuer has at least 500,000 shares publicly held, held by at least 300 shareholders of round lots, with a market value of at least $1,000,000, a minimum bid price of $1.00 per share and either (x) a market capitalization of at least $35,000,000, (y) net tangible assets of $2,000,000 or (z) net income of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years, and at least two registered active market makers. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of Nasdaq for continued inclusion in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market, as the case may be, the market for Shares could be adversely affected.

  In the event that the Shares no longer meet the requirements of Nasdaq for continued inclusion in any tier of the Nasdaq Stock Market, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

  Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the SEC if the Shares are not listed on a national securities exchange or held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

  If public quotation and registration of the Shares is not terminated prior to the Merger, then the Shares will no longer be quoted and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

  Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve

Board and therefore could no longer be used as collateral for loans made by brokers. In any event, the Shares will cease to be "margin securities" if registration of the Shares under the Exchange Act is terminated.

8. Certain Information Concerning the Company

  According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, the Company is a Delaware corporation and engages in the discovery, development and commercialization of patented imaging and therapeutic drugs. Most of the Company's products incorporate radioactive isotopes as an active component and are based on the Company's patented peptides which target diseased tissues. The Company's peptide-based imaging products are called "Techtides" and its peptide-based therapeutic products "Theratides." Such products address a variety of life-threatening diseases and conditions, such as cancer, cardiovascular diseases and infections.

  The Company received marketing approval from the FDA in September 1998 for its Techtide AcuTect for the imaging of acute venous thrombosis in the lower extremities and began marketing AcuTect in the United States in October 1998. The Company received marketing approval from the FDA in August 1999 for its Techtide NeoTect. NeoTect is a technetium labeled synthetic peptide for imaging malignant tumors in the lung. The Company began marketing NeoTect in the United States in September 1999. The Company's principal offices are located at 9 Delta Drive, Londonderry, NH 03053.

  Set forth below is certain selected financial information with respect to the Company, which is excerpted from the information contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and the Company's Report on Form 10-Q for the quarterly period ended June 30, 1999. More comprehensive financial information is included in such reports and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and such other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information".

                                 DIATIDE, INC.

                        SELECTED FINANCIAL INFORMATION
                 (Dollars in thousands, except per share data)

                                  Six Months
                                Ended June 30,     Year Ended December 31,
                                ----------------  ----------------------------
                                 1999     1998      1998      1997      1996
                                -------  -------  --------  --------  --------
   Summary of Earnings Data
     Total revenues...........  $   757  $ 3,130  $  6,385  $  4,140  $  2,606
     Costs related to research
      and development.........    4,960    6,042    10,940    11,762    11,976
     Loss from operations.....   (9,066)  (5,474)  (10,873)  (11,794)  (12,537)
     Net loss.................   (8,890)  (5,047)  (10,217)  (10,989)  (11,834)
     Net loss per common
      share*..................    (0.84)   (0.48)    (0.97)    (1.05)    (1.28)

--------
* Under FAS No. 128, common stock equivalents, such as outstanding stock options and convertible preferred stocks, are excluded in calculating diluted earnings per share if their effect would be anti-dilutive. Accordingly, basic earnings per share and diluted earnings per share are the same for the Company.

                                           At June 30,     At December 31,
                                           ----------- -----------------------
                                              1999      1998    1997    1996
                                           ----------- ------- ------- -------
   Balance Sheet Data
     Total assets.........................   $7,342    $10,273 $19,016 $18,315
     Long-term debt; less current
      portion.............................      185        251      10      13
     Total stockholders' equity...........    3,377      6,126  15,908  14,684

  On August 20, 1999, the Company borrowed $5,000,000 under a three-year, term loan agreement entered into by the Company with two institutional investors on August 13, 1999. The loan is payable over three years at an interest rate equal to the U.S. Treasury Rate plus a premium, includes prepayment penalties and is secured by substantially all assets of the Company. In addition, on August 12, 1999, the Company received a $2,000,000 milestone payment from Nycomed Amersham as a result of the FDA approval of NeoTect.

  Available Information. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, NY 10049 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, IL 60661. Copies of such information should be obtainable, by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Such reports, proxy and information statements and other information may be found on the SEC's web site address, http://www.sec.gov.

  Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the SEC and other publicly available information. Although the Purchaser, Parent and AG do not have any knowledge that any information is untrue, none of the Purchaser, Parent or AG takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

  Certain Company Projections. During the course of discussions between representatives of Parent and the Company, the Company provided certain non-public business and financial information about the Company. The following is a summary of selected projected financial information provided by the Company with respect to two scenarios, one of which assumed the Company would have access to limited capital to fund its development and commercialization programs and the second of which assumed the Company would have unrestricted access to capital to fund its development and commercialization programs.

                                            Projections for
                                       Year Ending December 31,
                           ----------------------------------------------------
                            1999     2000     2001     2002     2003     2004
                           -------  -------  -------  ------- -------- --------
                                        (Dollars in thousands)
Case A: Limited Access to
 Funding
Revenues.................  $ 6,416  $16,622  $36,452  $62,216 $104,426 $299,863
Research and development
 expenses................    8,115    6,412    7,781   12,116   16,770   19,173
Operating income (loss)..  (12,339)  (6,353)   2,444    9,852   37,528  224,150
Net income (loss)........  (12,317)  (6,680)   2,317   10,604   39,128  225,750
Case B: Unrestricted
 Access to Funding
Revenues.................  $ 6,416  $16,622  $36,452  $62,216 $125,331 $329,130
Research and development
 expenses................    8,115    9,237   11,778   14,371   16,971   19,580
Operating income (loss)..  (12,339)  (9,178)  (1,630)   7,462   55,977  250,848
Net income (loss)........  (12,317)  (9,505)  (1,757)   8,214   57,577  252,448

  Subsequent to providing Parent with the above projections, the Company provided Parent with revised projections for 1999 which indicated total revenues for 1999 of approximately $4.35 million, research and development expenses of approximately $9.2 million, operating loss of approximately $14 million and net loss for 1999 of approximately $13.6 million.

  The Company has advised the Purchaser, Parent and AG that it does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this Offer to Purchase only because the information was provided to representatives of Parent. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The Company's internal operating projections are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments. The projections were based on a number of assumptions that are beyond the control of the Company, the Purchaser, Parent or AG or their respective financial advisors, including economic forecasting (both general and specific to the Company's business), which is inherently uncertain and subjective. Accordingly, there can be no assurance that these projections will be realized and actual results may differ materially from those expressed in the projections. None of the Purchaser, Parent or AG or their respective financial advisors assumes any responsibility for the accuracy of any of the projections. The inclusion of the foregoing projections should not be regarded as an indication that the Company, the Purchaser, Parent or AG or any other person who received such information considers it an accurate prediction of future events and this information should not be relied on as such. None of the Company, the Purchaser, Parent or AG intends to update, revise or correct such projections if they become inaccurate (even in the short term).

9. Certain Information Concerning the Purchaser, Parent and AG

  The Purchaser, a Delaware corporation, was recently incorporated for the purpose of acting as an acquisition vehicle. It has not conducted any unrelated activities since its incorporation. The principal executive office of the Purchaser is located at 340 Changebridge Road, P.O. Box 1000, Montville, NJ 07045-1000. All outstanding shares of common stock of Purchaser are owned by Parent.

  The principal executive office of Parent, a Delaware corporation, is located at 340 Changebridge Road, P.O. Box 1000, Montville, NJ 07045-1000. Parent is a holding company whose principal business is the holding of stock in and the providing of services to its subsidiaries. All outstanding shares of common stock of Parent are directly owned by AG.

  AG is a company organized under the laws of the Federal Republic of Germany with its principal executive office at Mullerstrabe 178, D-13342 Berlin, Germany. AG's principal business is the research, development, manufacture and sale of a broad range of pharmaceutical and health care products. Parent, AG and Purchaser are not related to and have no affiliation with Schering-Plough Corporation of Kenilworth, New Jersey.

  The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser, Parent and AG are set forth in Schedule I hereto.

  Except as described in this Offer to Purchase, none of the Purchaser, Parent or AG (together, the "Corporate Entities") or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I or any associate or majority-owned subsidiary of the Corporate Entities or any of the persons so listed, beneficially owns any equity security of the Company, and none of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

  Except as described in this Offer to Purchase, (a) there have not been any contacts, transactions or negotiations between the Corporate Entities, any of their respective subsidiaries or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the SEC and (b) none of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company.

  Set forth below is a summary of certain selected consolidated financial information with respect to AG and its consolidated subsidiaries for the fiscal years ended December 31, 1997 and 1998 and for the six month periods ended June 30, 1998 and 1999. Such financial information is excerpted and derived from the English language translations of AG's Annual Report 1998 and Interim Report-First Six Months 1999. The selected consolidated financial information is stated in Deutsche Mark and euro, as indicated. Such information is provided for supplemental information purposes only. Because the only consideration in the Offer and Merger is cash and the Offer covers all outstanding Shares, and in view of the absence of a financing condition and the amount of consideration payable in relation to the financial capability of AG and its affiliates, the Purchaser, Parent and AG believe the financial condition of AG and its affiliates is not material to a decision by a holder of Shares whether to sell, tender or hold Shares pursuant to the Offer. On September 23, 1999, The Wall Street Journal reported that, as of September 22, 1999, one Deutsche Mark equaled 0.54 U.S. dollars and one euro equaled 1.04 U.S. dollars.

                          SCHERING AKTIENGESELLSCHAFT

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                              (euro in millions)

                                                     Six Months
                                                        Ended      Year Ended
                                                      June 30,    December 31,
                                                     ----------- ---------------
                                                     1999  1998   1998    1997
                                                     ----- ----- ------- -------
Income Statement:
  Net sales......................................... 1,754 1,644   3,285   3,193
  Gross profit...................................... 1,356 1,258   2,485   2,379
  Operating profit..................................   281   250     410     422
  Profit after tax..................................   169   157     245     228
                                                     At June 30, At December 31,
                                                     ----------- ---------------
                                                     1999  1998   1998    1997
                                                     ----- ----- ------- -------
Balance Sheet Data:
  Fixed assets...................................... 1,938 1,963   1,908   1,933
  Current assets.................................... 2,723 2,664   2,661   2,466
  Capital and reserves.............................. 2,112 2,098   2,058   2,000

10. Source and Amount of Funds

  The total amount of funds required by the Purchaser to purchase all outstanding Shares pursuant to the Offer and to pay fees and expenses related to the Offer and the Merger is estimated to be approximately $128 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger through a capital contribution and/or an intercompany loan that will be made by AG to Parent and a capital contribution and/or an intercompany loan that will be made by Parent to the Purchaser. AG plans to use funds it has available in cash accounts for its capital contribution and/or intercompany loan to Parent. The Purchaser has not conditioned the Offer on obtaining financing.

11. Contacts and Transactions with the Company; Background of the Offer

  In the spring of 1999, Dr. Richard T. Dean, the Company's President and Chief Executive Officer, contacted Dr. Harold Goldstein, Vice President of Clinical Diagnostic of one of Parent's subsidiaries, to propose a meeting to explore Parent's interest in collaborating with the Company in the development of various products for which the Company had not yet entered into partnering arrangements. On May 6, 1999, representatives of the Company made a presentation of nonconfidential information regarding the Company's unpartnered products to scientific and managerial representatives of Parent. Following that meeting, the Company provided additional nonconfidential information to Parent.

  In June 1999, Mr. Robert Milos, Corporate Vice President and General Manager of one of Parent's subsidiaries, called Dr. Dean to inquire whether the Company would be willing to consider the possibility of Parent acquiring the Company. Dr. Dean indicated that the Company would be willing to consider such a proposal. On July 2, 1999, Parent and the Company entered into a confidentiality agreement.

  During July 1999, Parent conducted a due diligence review of the Company, and personnel of Parent and the Company met on a number of occasions to discuss the Company's business and operations.

  In early August 1999, the Company advised Parent that the Company was seeking to raise approximately $5 million in new financing in the form of a secured loan. The Company and Parent discussed the possibility of Parent making such a loan. However, on August 11, 1999, Parent advised the Company that Parent had determined not to proceed with the loan, but that Parent intended to make a proposal to acquire the Company.

  On August 12, 1999, Parent submitted a non-binding letter to the Company in which Parent proposed to acquire 100% of the Common Stock for $8.00 per Share in cash, subject to Parent's satisfactory completion of its due diligence. On August 13, 1999, Parent sent a second letter to the Company extending this proposal until August 18, 1999. In response, on August 13, 1999, the Company sent Parent a letter indicating that it or CIBC would be in contact with Parent during the week of August 16, 1999 to continue discussions.

  On August 20, 1999, Dr. Dean met with Mr. Lutz Lingnau, Parent's Chief Executive Officer, to discuss the Company's business and operations and Parent's acquisition proposal.

  On August 23, 1999, Parent entered into the Confidentiality Agreement, described under "Purpose of the Offer; the Merger Agreement; Other Agreements; Plans for the Company--Confidentiality Agreement" below, replacing the confidentiality agreement previously entered into by Parent and the Company. On August 24, 1999 and August 25, 1999, Parent's scientific, legal and financial personnel and advisors performed additional due diligence relating to the Company. This due diligence included meetings between scientific and managerial personnel of Parent and the Company.

  On August 31, 1999, representatives of Parent and Warburg Dillon Read, Parent's financial advisor, met with representatives of the Company and CIBC to discuss the status of Parent's due diligence and to negotiate the proposed financial terms of a transaction. Parent modified its offer by proposing to acquire all of the Shares and the outstanding shares of Company Series B Preferred Stock for $9.00 per share in cash and to purchase all of the outstanding shares of Company Series A Preferred Stock for $9.75 per share in cash, an amount equal to the liquidation preference which the Company Series A Preferred Stock Holders would be entitled to as a result of a business combination transaction. Parent stated that it desired to structure any transaction as a cash merger with a first step cash tender offer.

  On September 1, 1999, Cravath, Swaine & Moore, counsel for Parent, sent a draft Merger Agreement to Hale and Dorr LLP, counsel to the Company.

  On September 3, 1999, CIBC advised Parent that the Board had met and that Parent would need to increase its offer for the Company if it wished the Board to determine to proceed with final negotiations of a transaction. Following the meeting, Hale and Dorr LLP sent a memorandum to Parent's financial advisor and Parent's counsel outlining the principal issues to be negotiated between the parties arising out of the draft Merger Agreement provided by Cravath, Swaine & Moore.

  On September 9, 1999, Parent advised CIBC, at a meeting between representatives of Parent and CIBC, that Parent was prepared to increase its offer to $9.50 per share in cash for the Shares and Company Series B Preferred Stock, with the per share consideration for the Company Series A Preferred Stock remaining at $9.75 in cash.

  On September 10, 1999, Hale and Dorr LLP submitted comments on the draft Merger Agreement to Cravath, Swaine & Moore. On September 13, 1999, the Company's financial advisers and legal counsel met with the financial advisers and legal counsel for Parent and internal legal and financial personnel of Parent to negotiate the Merger Agreement. These negotiations continued by telephone over the course of the week. As part of these negotiations, legal counsel for the Company and legal counsel for Parent determined that it would expedite the transactions contemplated by Parent if Parent entered into purchase agreements with the holders of the Company Series Preferred Stock.

  At a meeting held on September 17, 1999, the Board unanimously determined that the terms of the Offer, the Merger, the Stock Purchase Agreements and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and its stockholders and adopted resolutions (a) approving the Merger Agreement, the Offer, the Merger, the Stock Purchase Agreements and the other transactions contemplated in the Merger Agreement, (b) recommending that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer, (c) recommending that the Company's stockholders adopt the Merger Agreement, if required, and (d) declaring that the Merger Agreement is advisable.

  After this meeting of the Board, the parties executed the Merger Agreement, and Purchaser, Parent, as guarantor, and the holders of the Company Series Preferred Stock entered into the Stock Purchase Agreements. On the morning of September 20, 1999, Parent and the Company issued a joint press release announcing the Merger Agreement and the Offer.

12. Purpose of the Offer; the Merger Agreement; Other Agreements; Plans for the Company

  Purpose. The purpose of the Offer is to acquire control of and the entire equity interest in the Company. Following the Offer, the Purchaser and Parent intend to acquire any remaining equity interest in the Company not acquired in the Offer by consummating the Merger.

  The Merger Agreement. The Merger Agreement provides that following the satisfaction of the conditions described below under "Conditions to Obligations of Each Party under the Merger Agreement", the Purchaser will be merged with and into the Company, or (at the election of Parent) the Company will be merged with and into the Purchaser and each issued and outstanding Share (other than Shares held by stockholders who perfect their appraisal rights under Delaware law, Shares owned by the Company as treasury stock, and Shares owned by Parent or any direct or any indirect subsidiary of Parent) will be converted into the right to receive the highest per Share cash consideration paid pursuant to the Offer. Each issued and outstanding share of Company Series A Preferred Stock, not owned directly or indirectly by Parent or the Company, will be converted into the right to receive $9.75 in cash or, if greater, the highest per Share cash consideration paid pursuant to the Offer, and each issued and outstanding share of Company Series B Preferred Stock, not owned directly or indirectly by Parent or the Company, will be converted into the right to receive the highest per Share cash consideration paid pursuant to the Offer.

  (1) Vote Required to Approve Merger. The DGCL requires, among other things, that the adoption of any plan of merger or consolidation of the Company be approved by the Board and generally by a majority vote of the stockholders of the Company. The Board has approved the Offer and the Merger. Consequently, the only additional action of the Company that may be necessary to effect the Merger is approval by such stockholders if the "short-form" merger procedure described below is not available. Under the Company's charter, the affirmative vote of the holders of a majority of the outstanding Shares and Company Series Preferred Stock, voting together as a single class, is the only vote of holders of any class or series of the Company's capital stock necessary to approve the Merger. If the Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the Company's voting securities (which would be the case if the Minimum Tender Condition were satisfied and the Purchaser were to accept for payment Shares tendered pursuant to the Offer and if the Purchaser had acquired the Company Series Preferred Stock pursuant to the Stock Purchase Agreements), it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company. However, the DGCL also provides that if a parent company owns at least 90% of the outstanding shares of each class of voting stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if, as a result of the Offer, the Stock Purchase Agreements or otherwise, the Purchaser acquires or controls at least 90% of the outstanding Shares, and the outstanding shares of each of the Company Series A Preferred Stock and Company Series B Preferred Stock, the Purchaser will effect the Merger without prior notice to, or any action by, any other stockholder of the Company.

  (2) Conditions to Obligations of Each Party Under The Merger Agreement. The respective obligation of each party to effect the Merger under the Merger Agreement is subject to the satisfaction or waiver on or prior to the closing date of the following conditions: (a) if required by the DGCL, the Merger Agreement and the Merger shall have been approved and adopted by the holders of a majority of the outstanding Shares and Company Series Preferred Stock, voting together as a single class (the "Company Stockholder Approval"); (b) any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired; (c) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition making illegal or otherwise prohibiting the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition, subject to the conditions set forth below under "Commercially Reasonable Efforts", the party seeking to assert this condition shall have used its commercially reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered; (d) the Purchaser shall have accepted Shares for payment pursuant to the Offer. The obligations of Parent and the Purchaser to effect the Merger are further subject to the condition that the Company shall have caused the designees of the Purchaser to be elected or appointed to the Board in accordance with the provisions described below under "Directors"; provided, however, that neither Parent nor the Purchaser shall be entitled to assert this condition if either Parent or the Purchaser has not complied with its obligations described below under "Directors".

  (3) Termination of the Merger Agreement. The Merger Agreement may be terminated at any time prior to the time the Merger becomes effective, which shall be when the Certificate of Merger is duly filed with the Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the "Effective Time"), whether before or after receipt of the Company Stockholder Approval: (a) by mutual written consent of Parent, the Purchaser and the Company; (b) by either Parent or the Company (i) if the Offer shall not have been consummated within 90 days from the date of the Merger Agreement (the "Outside Date"); provided, however, that the right to so terminate the Merger Agreement shall not be available to any party whose failure to fulfill any obligation or condition therein has been the cause of, or resulted in, the failure of the Offer to be consummated by the Outside Date, (ii) if any governmental entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable, (iii) if as the result of the failure of any of the conditions set forth in Section 14 ("Certain Conditions of the Offer"), (A) the Purchaser shall have failed to commence the Offer within 30 days following the date of the Merger Agreement or (B) the Offer shall have terminated or expired in accordance with its terms without the Purchaser having purchased any Shares pursuant to the Offer; provided, however, that the right to so terminate the Merger Agreement shall not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement results in the failure of any such condition, or (iv) if, upon a vote at a duly held meeting to obtain the Company Stockholder Approval, the Company Stockholder Approval is not obtained; provided, however, that the right to so terminate the Merger Agreement shall not be available to Parent or the Purchaser if they have failed to fulfill their obligations under the Merger Agreement to vote all Company securities owned by them in favor of the Merger; (c) by Parent prior to the first time that designees of the Purchaser constitute a majority of the Board (the "Control Time"), if the Company breaches or fails to perform any of its representations, warranties or covenants contained in the Merger Agreement, which breach or failure to perform causes the failure of a condition set forth in Section 14 (or would cause the failure of such a condition if the Offer were then in effect) and which breach or failure to perform shall not have been cured prior to the earlier of (i) 10 days following notice to the Company thereof and (ii) one business day prior to the then scheduled Expiration Date; provided, however, that the Company shall have no right to cure in the event that such breach or failure to perform was intentional or in the case of a breach of or failure to perform the provisions described below under "Acquisition Proposals"; (d) by Parent prior to the Control Time, if the Board or any committee thereof withdraws or modifies, or publicly (or in a manner designed to become public) proposes to withdraw or modify, in a manner adverse to Parent or the Purchaser, its approval or recommendation of the Merger Agreement, the Offer or the Merger, fails to recommend to the Company's stockholders that they accept the Offer and give the Company Stockholder Approval or publicly (or in a manner designed to become public) approves or recommends, or proposes to approve or recommend, any Company Takeover Proposal (as defined below); (e) by the Company prior to the acceptance of Shares for payment pursuant to the Offer in accordance with the provisions of the Merger Agreement as described in the next paragraph; provided, however, that the Company shall have complied with all provisions thereof, including the notice provisions therein; or (f) by the Company prior to the acceptance of Shares for payment pursuant to the Offer, if any representation and warranty of either Parent or the Purchaser that is qualified as to materiality shall not be true and correct in any respect, or any such representation and warranty that is not so qualified shall not be true and correct in any material respect, as of such time of termination, except to the extent such representation and warranty expressly relates to an earlier date (in which case as of such earlier date) or Parent or the Purchaser shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Parent or the Purchaser to be performed or complied with by it under the Merger Agreement which failure to be true and correct or failure to perform or comply shall not have been cured within 10 days following notice to Parent or the Purchaser, as the case may be, thereof.

  The Merger Agreement further provides that the Company may terminate the Merger Agreement pursuant to the provisions described above under clause (e) of "Termination of the Merger Agreement" only if (i) the Board has received a Superior Company Proposal (as defined below), (ii) in light of such Superior Company Proposal the Board shall have determined in good faith, after consultation with outside counsel, that it is necessary for the Board to withdraw or modify its approval or recommendation of the Merger Agreement, the Offer or the Merger in order to comply with its fiduciary duty under applicable law, (iii) the Company has notified Parent in writing of the determinations described in clause (ii) above, (iv) at least three business days following receipt by Parent of the notice referred to in clause (iii) above, and taking into account any revised proposal made by Parent since receipt of the notice referred to in clause (iii) above, such Superior Company Proposal remains a Superior Company Proposal and the Board has again made the determinations referred to in clause (ii) above, (v) the Company is in compliance with the provisions set forth below under "Acquisition Proposals",
(vi) the Company concurrently pays the fee described below under "Fees and Expenses" and (vii) the Board concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Company Proposal.

  (4) Acquisition Proposals. Pursuant to the Merger Agreement, the Company has agreed that it will not, and will not authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative (collectively, "Representatives") of, the Company to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Company Takeover Proposal, (ii) except in connection with a termination of the Merger Agreement pursuant to the provisions described above under clause (e) of "Termination of the Merger Agreement", enter into any agreement with respect to any Company Takeover Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action designed to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal; provided, however, that prior to the acceptance for payment of Shares pursuant to the Offer the Company may, to the extent required by the fiduciary obligations of the Board, as determined in good faith by it after consultation with outside counsel, in response to a bona fide, written Company Takeover Proposal made or received after the date of the Merger Agreement that was not solicited by the Company in breach or deemed breach of the provisions described in this paragraph and that did not otherwise result from a breach or deemed breach of such provisions and that the Board determines in good faith is reasonably likely to result in a Superior Company Proposal within a reasonable period of time, and subject to compliance with the Merger Agreement, (x) furnish information with respect to the Company to the person making such Company Takeover Proposal and its Representatives pursuant to a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement and (y) participate in discussions or negotiations (including solicitation of a revised Company Takeover Proposal) with such person and its Representatives regarding any Company Takeover Proposal. Without limiting the foregoing, any violation of the restrictions set forth in the preceding sentence by any Representative or affiliate of the Company, whether or not such person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of the provisions described in this paragraph by the Company. The Company has also agreed that it will, and will cause its Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, a Company Takeover Proposal that commenced prior to the date of the Merger Agreement (it being understood that this sentence does not preclude responding to a bona fide, written Company Takeover Proposal made or received after the date of the Merger Agreement from a party that made a Company Takeover Proposal prior to the date of the Merger Agreement so long as the Company is in compliance with all the other provisions described in this section.

  The Merger Agreement further provides that, except as described below, neither the Board nor any committee thereof shall (i) withdraw or modify, or publicly (or in a manner designed to become public) propose to withdraw or modify, in a manner adverse to Parent or the Purchaser, the approval or recommendation by the Board or any such committee of the Merger Agreement, the Offer or the Merger, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Company Takeover Proposal or (iii) approve or recommend, or publicly (or in a manner designed to become public) propose to approve or recommend, any Company Takeover Proposal. Notwithstanding the foregoing, if, prior to the acceptance for payment of Shares pursuant to the Offer, the Board receives a Superior Company Proposal and the Board determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with their fiduciary obligations, the Board may withdraw or modify its approval or recommendation of the Offer, the Merger and the Merger Agreement or enter into an agreement in connection with a Superior Company Proposal in connection with a termination of the Merger Agreement in accordance with the provisions described above under clause (e) of "Termination of the Merger Agreement".

  In addition, under the Merger Agreement, the Company has agreed to promptly advise Parent orally and in writing of any Company Takeover Proposal or any inquiry with respect to or that would reasonably be expected to lead to any Company Takeover Proposal, in each case made or received after the date of the Merger Agreement, and the identity of the person making any such Company Takeover Proposal or inquiry. The Company has further agreed to keep Parent reasonably informed of the status including any change to the details of any such Company Takeover Proposal or inquiry.

  Nothing described in this section shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company's stockholders if, in the good faith judgment of the Board, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law.

  "Company Takeover Proposal" means (i) any proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company, (ii) any proposal for the issuance by the Company of a material amount of its equity securities as consideration for the assets or securities of another person or (iii) any proposal or offer to acquire in any manner, directly or indirectly, a material equity interest in any voting securities of, or a substantial portion of the assets of, the Company, in each case other than the Offer, the Merger, the transactions contemplated by the Stock Purchase Agreements and the other transactions contemplated by the Merger Agreement (the "Transactions"). "Superior Company Proposal" means any proposal made by a third party to acquire substantially all the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of its assets or otherwise (but excluding any proposal to license any or all assets of the Company), (i) on terms which the Board determines in its good faith judgment to be more favorable to the holders of Company Common Stock than the Transactions (after receiving advice of the Company's independent financial advisor), taking into account all the terms and conditions of such proposal and the Merger Agreement (including any proposal by Parent to amend the terms of the Transactions) and (ii) that in the good faith judgment of the Board is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

  (5) Fees and Expenses. Except as provided below, all fees and expenses incurred in connection with the Offer, the Merger and the other Transactions will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

  The Merger Agreement provides that (a) the Company shall pay to Parent a fee of $4,000,000 if: (i) the Merger Agreement is terminated pursuant to the provisions described above under clause (b)(iii) of "Termination of the Merger Agreement" as a result of the failure of the condition set forth in paragraph
(e)(ii) of Section 14 ("Certain Conditions of the Offer"); (ii) the Company terminates the Merger Agreement pursuant to the provisions described above under clause (e) of "Termination of the Merger Agreement"; (iii) Parent terminates the Merger Agreement pursuant to the provisions described above under clause (c) of "Termination of the Merger Agreement" as a result of the Company's breach of or failure to perform the provisions described above under "Acquisition Proposals" or pursuant to the provisions described above under clause (d) of "Termination of the Merger Agreement"; or (iv) after the date of the Merger Agreement, (A) any person publicly (or in a manner designed to become public) makes a Company Takeover Proposal or publicly (or in a manner designed to become public) amends a Company Takeover Proposal made prior to the date of the Merger Agreement, (B) the Merger Agreement is terminated pursuant to the provisions described above under clause (b)(iii) of "Termination of the Merger Agreement" as a result of the failure of the Minimum Tender Condition or any condition set forth in paragraph (f) or (g) of
Section 14 ("Certain Conditions of the Offer") or pursuant to the provisions described above under clause (b)(i) or (c) of "Termination of the Merger Agreement" and (C) within one year of such termination the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by a Company Takeover Proposal (assuming for this purpose only that: (x) the phrase "that if consummated would result in the owners of the capital stock of the Company immediately prior to such transaction (1) owning, as a group, less than 50% of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction or (2) owning, as among themselves, voting securities of the resulting, surviving or acquiring corporation in such transaction in substantially different proportions than immediately prior to such transaction" is added at the end of clause (i) of the definition of Company Takeover Proposal and (y) the phrases "a material amount" in clause
(ii) and "a material" and "a substantial portion" in clause (iii) of the definition of Company Takeover Proposal are replaced, in each case, with the phrase "50% or more"). Any fee due under the provisions described above shall be paid by wire transfer of same-day funds on the date of termination of the Merger Agreement (except that in the case of termination pursuant to clause
(iv) above such payment shall be made on the date of execution of such definitive agreement or, if earlier, consummation of such transactions) and any such fee shall be subject to a credit for any expense reimbursement actually paid pursuant to the following clause: the Company shall pay Parent and the Purchaser up to $1,000,000 as reimbursement for their out of pocket expenses (excluding any fees paid on a purely discretionary basis) actually incurred in connection with the Merger Agreement or any of the Transactions prior to termination if the Merger Agreement is terminated pursuant to the provisions described above under clause (b)(iii) of "Termination of the Merger Agreement" as a result of the failure of any condition set forth in paragraph
(e)(i), (f) or (g) of Section 14 ("Certain Conditions to the Offer") or pursuant to the provisions described above under clause (c) of "Termination of the Merger Agreement". Such reimbursement shall be paid upon demand following such termination, except that no payment shall be due under clause (b) of the preceding sentence if the Company has previously made any payment due under clause (a) of such sentence.

  (6) Conduct of Business of the Company. Pursuant to the Merger Agreement, except for matters set forth in the disclosure letter delivered by the Company to Parent on or before September 17, 1999 (the "Company Disclosure Letter"), or otherwise expressly permitted by the Merger Agreement, from the date of the Merger Agreement to the Effective Time the Company has agreed that it will conduct its business in the ordinary course consistent with past practices and use commercially reasonable efforts to preserve intact its current business organization, the services of its current officers and employees and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time.

  (7) Prohibited Actions by the Company. Under the Merger Agreement, except for matters set forth in the Company Disclosure Letter or otherwise expressly permitted by the Merger Agreement, from the date of the Merger Agreement to the Effective Time, the Company will not do any of the following without the prior written consent of Parent: (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (ii) issue, deliver, sell or grant (A) any shares of its capital stock, (B) any voting debt of the Company or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting debt , voting securities or convertible or exchangeable securities or (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Shares upon the conversion of the Company Series Preferred Stock or the exercise of Company Employee Stock Options and Warrants, in each case outstanding on the date of the Merger Agreement and in accordance with their present terms; (iii) amend the Company's charter or the Company's by-laws; (iv) subject to the provisions described under "Acquisition Proposals" above, acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company (other than acquisitions of assets in the ordinary course of business); (v) (A) grant to any employee, officer or director of the Company (1) any increase in compensation, except in the ordinary course of business consistent with prior practice or to the extent required under employment agreements in effect as of the date of the Merger Agreement, or (2) any options, capital stock or other equity-based compensation except to the extent required under currently existing contractual arrangements, (B) grant to any employee, officer or director of the Company any increase in severance or termination pay, except to the extent required under any agreement in effect as of the date of the Merger Agreement,
(C) enter into any employment, consulting, indemnification, severance or termination agreement with any such employee, officer or director other than at will employment agreements, (D) except as required by law, establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company benefit plan or (E) take any discretionary action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Company benefit plan; (vi) make any change in accounting methods, principles or practices materially affecting the reported assets, liabilities or results of operations of the Company, except insofar as may be required by a change in U.S. generally accepted accounting principles ("GAAP"); (vii) sell, lease (as lessor), license or otherwise dispose of or subject to any lien any material properties or assets, except sales of inventory and excess or obsolete assets in the ordinary course of business consistent with past practice; (viii) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or
(B) make any loans, advances (other than employee expense advances in the ordinary course of business) or capital contributions to, or investments in, any other person; (ix) make or agree to make any new capital expenditure or expenditures that, individually, is in excess of $50,000 or, in the aggregate, are in excess of $250,000; (x) (A) make or change any material tax election, (B) settle or compromise any material tax liability or refund or (C) amend in any material respect any tax return; (xi) fail to (i) timely file with the relevant taxing authority all material tax returns and reports required to be filed by it, on a basis consistent with the elections, accounting methods, conventions and principles of taxation used for the most recent taxable periods for which tax returns involving similar tax items have been filed, and in a manner that does not unreasonably accelerate deductions or defer income, (ii) timely pay all taxes due and payable, or establish proper reserves therefor in its books and records in accordance with GAAP, (iii) make adequate provision on its books and records, to the extent required in accordance with GAAP, for all taxes due and payable after the Effective Time, and (iv) promptly notify Parent of any action, suit, proceeding, claim or audit pending against it in respect of any taxes; (xii) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent financial statements (or the notes thereto) of the Company included in the SEC documents filed by the Company prior to the date of the Merger Agreement or thereafter incurred in the ordinary course of business consistent with past practice, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company is a party; (xiii) enter into any supply agreement for any pharmaceutical product, component of pharmaceutical products or services related to pharmaceutical products, other than short-term purchase orders entered into in the ordinary course of business; or (xiv) authorize any of, or commit or agree to take any of, the foregoing actions.

  (8) Directors. The Merger Agreement provides that upon the acceptance for payment of, and payment by the Purchaser for, any Shares pursuant to the Offer, the Purchaser shall designate such number of directors on the Board as will give the Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board equal to at least that number of directors, rounded up to the next whole number, which is the product of (a) the total number of directors on the Board (giving effect to the directors elected or appointed pursuant to this sentence) multiplied by (b) the percentage that (i) such number of Shares so accepted for payment and paid for by the Purchaser plus the number of shares of capital stock of the Company otherwise owned by the Parent, the Purchaser or any other subsidiary of Parent bears to (ii) the number of such shares outstanding, and the Company shall, at such time, cause the Purchaser's designees to be so elected; provided, however, that in the event that the Purchaser's designees are appointed or elected to the Board, until the Effective Time the Board shall have at least two directors who are directors on the date of the Merger Agreement (the "Independent Directors"); and provided further that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall be entitled to designate a person to fill such vacancies who shall be deemed to be an Independent Director for purposes of the Merger Agreement or, if no Independent Directors then remain, the other directors promptly shall designate two persons to fill such vacancies who shall not be directors, officers, employees, stockholders or affiliates of the Company, Parent, the Purchaser or any affiliate of Parent, and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement. Subject to applicable law, the Company has agreed to take all action requested by Parent necessary to effect any such election, including mailing to its stockholders an information statement containing the information required by Section 14(f) of the Exchange Act and Rule l4f-1 promulgated thereunder, which information statement is attached as Annex A to the Schedule 14D-9. In connection with the foregoing, the Company shall, at the option of the Purchaser, use its best efforts to either increase the size of the Board or obtain the resignation of such number of its current directors as is necessary to enable the Purchaser's designees to be elected or appointed to the Board as provided above.

  The Merger Agreement further provides that from and after the Control Time and prior to the Effective Time, subject to the terms of the Merger Agreement, any amendment or modification of the Merger Agreement, any amendment to the Company's charter or the Company's by-laws, any termination of the Merger Agreement by the Company, any extension of time for performance of any of the obligations of Parent or the Purchaser thereunder, any waiver of any condition to the Company's obligations thereunder or any of the Company's rights thereunder or any other action by the Company thereunder which adversely affects holders of Shares (other than

Parent or the Purchaser) may be effected only if there are in office one or more Independent Directors and such action is approved by a majority vote of a quorum of the Board, such majority to include an Independent Director.

  (9) Stock Options. The Merger Agreement provides that as soon as practicable following the date of the Merger Agreement, the Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as are required to adjust the terms of all outstanding Company Employee Stock Options theretofore granted under any Company Stock Plan to provide that each Company Employee Stock Option outstanding shall be canceled in exchange for a cash payment by the Company at the Effective Time of an amount equal to (i) the excess, if any, of (x) the Merger Consideration per Share over (y) the exercise price per Share subject to such Company Employee Stock Option, multiplied by (ii) the number of Shares for which such Company Employee Stock Option shall not theretofore have been exercised (whether vested or not). Subject to the preceding sentence, the Company Stock Plans shall terminate as of the Effective Time, and the provisions in any other benefit plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of a Company Employee Stock Option or Company SAR or any participant in any Company Stock Plan or other Company benefit plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation. The Merger Agreement also provides that as soon as practicable following the date of the Merger Agreement, the Board or, if appropriate, any committee administering the Company's 1996 Employee Stock Purchase Plan, shall adopt such resolutions or take such other actions as are required to (i) make all options granted under such plan exercisable at least 10 days prior to the Effective Time based on the payroll deductions then credited to the participants' respective accounts thereunder and (ii) cancel, as of the Effective Time, all options which have not then been exercised. "Company Employee Stock Option" means any option to purchase Shares granted under any Company Stock Plan. "Company SAR" means any stock appreciation right linked to the price of Shares and granted under any Company Stock Plan. "Company Restricted Stock" mean shares of Company Stock granted under a Company Stock Plan which are subject to forfeiture or repurchase by the Company. "Company Stock Plans" means the 1999 Stock Incentive Plan, the 1996 Director Stock Option Plan and the 1992 Stock Option Plan.

  (10) Indemnification of Directors and Officers. In the Merger Agreement, Parent has agreed, to the fullest extent permitted by law, to cause the Surviving Corporation to honor all the Company's obligations to indemnify (including any obligations to advance funds for expenses) the current or former directors or officers of the Company for acts or omissions by such directors and officers occurring prior to the Effective Time to the extent that such obligations of the Company to indemnify and advance expenses exist on the date of the Merger Agreement, whether pursuant to the Company's charter, the Company's by-laws, individual indemnity agreements or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company's charter, the Company's by-laws and such individual indemnity agreements from the Effective Time until the later of (x) the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions or (y) in the case of any claims made prior to the expiration of the applicable statute of limitations, the final disposition of such claims.

  In addition, under the Merger Agreement, from and after the Effective Time, Parent has agreed to indemnify and hold harmless each current and former director and officer of the Company against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement (in the case of settlements, with the approval of Parent (which approval shall not be unreasonably withheld or delayed)) incurred in connection with their duties as directors or officers of the Company, as the case may be, to the extent arising out of any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, in each case to the extent that the Company's current directors' and officers' liability insurance policies provide coverage for such costs, expenses, judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement, and Parent has agreed to advance expenses in the same manner and to the same extent as provided in such current policies.

  (11) Commercially Reasonable Efforts. The Merger Agreement provides that, subject to the terms of the Merger Agreement and certain exceptions, each of the parties has agreed to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other Transactions. In connection with and without limiting the foregoing, the Company and the Board shall (i) take all commercially reasonable action available to them to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger Agreement or any of the Transactions and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger Agreement or any of the Transactions, take all commercially reasonable action necessary to ensure that the Offer, the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other Transactions. Nothing in the Merger Agreement shall be deemed to require any party to waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any significant asset or collection of assets.

  (12) Directors and Officers. The directors of the Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

  (13) Representations and Warranties. The Merger Agreement contains various customary representations and warranties.

  (14) Procedure for Termination, Amendment, Extension or Waiver. The Merger Agreement provides that a termination of the Merger Agreement pursuant to the provisions described above under "Termination of the Merger Agreement", an amendment of the Merger Agreement pursuant to the provisions thereof or an extension or waiver pursuant to the provisions thereof, in order to be effective, require, in the case of the Purchaser or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors (which, in the case of the Company, shall require the approval contemplated by the second paragraph under "Directors" above).

  Stock Purchase Agreements. In connection with the Merger Agreement, the Purchaser concurrently entered into the Stock Purchase Agreements with all the Company Preferred Stock Holders pursuant to which the Purchaser is to acquire all the Company Series Preferred Stock on the first date on which the Purchaser pays for any Shares accepted for payment pursuant to the Offer, or as otherwise agreed between the parties. Pursuant to such Stock Purchase Agreements, Purchaser will pay (i) $9.50 in cash or such greater amount as shall be equal to the highest price per Share paid pursuant to the Offer for each share of Company Series B Preferred Stock and (ii) $9.75 in cash or such greater amount as shall be equal to the highest price per Share paid pursuant to the Offer for each share of Company Series A Preferred Stock. Pursuant to the Stock Purchase Agreements, effective as of such time as the Purchaser accepts for payment and pays for any Shares pursuant to the Offer, each Company Preferred Stock Holder irrevocably appointed the Purchaser and Robert Chabora as such Company Preferred Stock Holder's proxy and attorney-in-fact to vote its shares of Company Series Preferred Stock on any matter in such proxy's sole discretion. In addition, each Company Preferred Stock Holder agreed not to transfer, or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the transfer of, any of its shares of Company Series Preferred Stock to any person other than to the Purchaser pursuant to the Stock Purchase Agreements or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any of its shares.

  As of the close of business on September 16, 1999, the Company Series A Preferred Stock Holders held an aggregate of 1,210,256 shares of Company Series A Preferred Stock, each of which is convertible into one Share. As of the same date, the Company Series B Preferred Stock Holders held an aggregate of 825,309 shares of Company Series B Preferred Stock, each of which is convertible into one Share. As of the date of the Stock Purchase Agreements, the Company Series Preferred Stock, the holders of which are entitled to vote together as a single class with the holders of Shares on approval of the Merger, represented approximately 16% of the Company's voting capital stock.

  Confidentiality Agreement. Pursuant to the Confidentiality Agreement dated August 23, 1999, between Parent and the Company (the "Confidentiality Agreement"), the Company and Parent agreed to keep confidential certain information exchanged between such parties. The Confidentiality Agreement also contains customary non-solicitation and standstill provisions. The Merger Agreement provides that the provisions of the Confidentiality Agreement shall remain binding and in full force and effect and that the parties shall comply with and shall cause their respective representatives to comply with, all of their respective obligations under the Confidentiality Agreement.

  Appraisal Rights. Holders of Shares do not have dissenters' rights as a result of the Offer. However, if the Merger is consummated, holders of Shares will have certain rights pursuant to the provisions of Section 262 of the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their shares. If the statutory procedures were complied with, such rights could lead to a judicial determination of the fair value required to be paid in cash to such dissenting holders for their shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the Offer Price or the market value of the Shares, including asset values and the investment value of the Shares. The fair value so determined could be more or less than the Offer Price or the Per Share Merger Consideration.

  If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his right to appraisal, as provided in the DGCL, the Shares of such holder will be converted into the Per Share Merger Consideration in accordance with the Merger Agreement.

  The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL.

  Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

  Going Private Transactions. The Merger would have to comply with any applicable Federal law operative at the time of its consummation. Rule l3e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule l3e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule l3e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger and the consideration offered to minority shareholders be filed with the SEC and disclosed to minority shareholders prior to consummation of the Merger.

  Plans for the Company. Parent intends to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and to consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances then existing, and reserves the right to take such actions or effect such changes as it deems desirable. Such changes could include changes in the Company's business, corporate structure, capitalization, management or dividend policy.

  Except as otherwise described in this Offer to Purchase, none of the Purchaser, Parent or AG have any current plans or proposals that would relate to, or result in, any extraordinary corporate transaction involving the Company, such as a merger, reorganization or liquidation involving the Company, a sale or transfer of a material amount of assets of the Company, any change in the Company's capitalization or dividend policy or any other material change in the Company's business, corporate structure or personnel.

13.  Dividends and Distributions

  Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the two succeeding paragraphs, and nothing herein shall constitute a waiver by the Purchaser or Parent of any of its rights under the Merger Agreement or a limitation of remedies available to the Purchaser or Parent for any breach of the Merger Agreement, including termination thereof.

  If, on or after September 17, 1999, the Company should (a) split, combine or otherwise change the Shares or its capitalization, (b) acquire or otherwise cause a reduction in the number of outstanding Shares or other securities or
(c) issue or sell additional Shares (other than the issuance of Shares upon the conversion of Company Series Preferred Stock or the exercise of Company Employee Stock Options and Warrants outstanding on September 17, 1999, and in accordance with their terms as in effect on September 17, 1999), shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, then, subject to the provisions of Section 14 ("Certain Conditions of the Offer"), the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

  If, on or after September 17, 1999, the Company should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares or any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions of Section 14, (a) the Offer Price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (i) be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Purchaser in its sole discretion.

14.  Certain Conditions of the Offer

  Notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which, assuming the Purchaser then owned all the outstanding Company Series Preferred Stock, would together represent at least a majority of the voting power of the Fully Diluted Shares (the "Minimum Tender Condition") and (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated. The term "Fully Diluted Shares" means all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement (except as described in the third and fourth paragraphs of Section 1 of this Offer to Purchase), the Purchaser shall not be required to commence the Offer, accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer, with the consent of the Company or if, at any time on or after the date of the Merger Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions shall have occurred and be continuing:

    (a) there shall be instituted or pending any suit, action or proceeding by any governmental entity, or any suit, action or proceeding by any other person that has a reasonable likelihood of success, (i) challenging the acquisition by Parent or the Purchaser of any Shares, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or any other material Transaction, or seeking to obtain from the Company, Parent or the Purchaser any damages in connection with any of the Transactions that are material in relation to the Company, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of Parent's subsidiaries of any material portion of the business or assets of the Company, or of Parent and its subsidiaries taken as a whole, or to compel the Company, Parent or any of Parent's subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, or of Parent and its subsidiaries taken as a whole, in any case as a result of the Offer, the Merger or any other Transaction, (iii) seeking to impose material limitations on the ability of Parent or the Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares or any shares of Company Series Preferred Stock, including the right to vote such shares purchased by it on all matters properly presented to the stockholders of the Company or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or (v) which otherwise is reasonably likely to have a Company Material Adverse Effect (as hereinafter defined);

    (b) any statute, rule, regulation, legislation, interpretation, judgment, order or injunction shall be enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any consent or approval withheld with respect to, (i) Parent, the Company or any of Parent's subsidiaries or (ii) the Offer, the Merger or any other Transaction, by any governmental entity, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above;

    (c) except as disclosed in the Company Disclosure Letter, since the date of the Merger Agreement there shall have occurred any event, change, effect or development that, individually or in the aggregate, has had or is reasonably likely to have, a Company Material Adverse Effect;

    (d) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States for a period of five business days (excluding any coordinated trading halt triggered solely by a specified decrease in a market index and any suspensions or limitations resulting solely from physical damage or interference with such markets not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks by a governmental entity in the United States or (iii) in the case of any of the foregoing existing on the date of the Merger Agreement, a material acceleration or worsening thereof;

    (e)(i) beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of more than 15% of the outstanding Shares has been acquired by any person other than Parent, the Purchaser or any of their affiliates, or any group of which any of them is a member (it being understood for this purpose that the conversion or exercise of Company Series Preferred Stock or Warrants outstanding on the date of the Merger Agreement shall not be deemed to constitute an acquisition of Shares), or (ii) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified, or publicly (or in a manner designed to become public) proposed to withdraw or modify, in a manner adverse to Parent or the Purchaser, its approval or recommendation of the Merger Agreement, the Offer or the Merger, failed to recommend to the Company's stockholders that they accept the Offer and give the Company Stockholder Approval or approved or recommended, or publicly (or in a manner designed to become public) proposed to approve or recommend, any Company Takeover Proposal;

    (f) any representation and warranty of the Company in the Merger Agreement that is qualified as to materiality shall not be true and correct in any respect, or any such representation and warranty that is not so qualified shall not be true and correct in any material respect, as of such time, except to the extent such representation and warranty expressly relates to an earlier date (in which case on and as of such earlier date), which failure to be true and correct shall not have been cured prior to the earlier of (i) 10 days following notice to the Company thereof and (ii) one business day prior to the then scheduled Expiration Date; provided, however, that the Company shall have no right to cure in the event that such failure to be true and correct results from an intentional breach;

    (g) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement which failure to perform or comply shall not have been cured prior to the earlier of (i) 10 days following notice to the Company thereof and (ii) one business day prior to the then scheduled Expiration Date; provided, however, that the Company shall have no right to cure in the event that such failure to perform or comply was intentional or in the case of a failure to perform or comply with the provisions set forth above under "Acquisition Proposals"; or

    (h) the Merger Agreement shall have been terminated in accordance with its terms;

which, in the reasonable judgment of the Purchaser or Parent, in any such case, and regardless of the circumstances giving rise to any such condition (including any action or inaction by Parent or any of its affiliates), makes it inadvisable to proceed with such acceptance for payment or payment. A "Company Material Adverse Effect" means a material adverse effect on the Company, a material adverse effect on the ability of the Company to perform its obligations under the Merger Agreement or a material adverse effect on the ability of the Company to consummate the Offer, the Merger or the Transactions; provided, however, that "Company Material Adverse Effect" shall not include any adverse change, effect or circumstance primarily arising out of or resulting primarily from actions contemplated by the parties in connection with the Merger Agreement. The term "material adverse effect" on a party means any change, effect or circumstance that is materially adverse to the business, assets, prospects, financial condition or results of operations of such party and its subsidiaries, if any, taken as a whole (other than changes that are the result of economic factors affecting the economy as a whole, changes that are the result of factors generally affecting the specific industry or markets in which such party competes and changes, effects and circumstances that are primarily attributable to the announcement of the Merger Agreement or the Transactions).

  The foregoing conditions are for the sole benefit of the Purchaser and Parent and may be asserted by the Purchaser or Parent regardless of the circumstances giving rise to such condition or may be waived by the Purchaser and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent, the Purchaser or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15. Certain Legal Matters

  Except as described in this Section 15, based on a review of publicly available filings made by the Company with the SEC and other publicly available information concerning the Company, none of the Purchaser, Parent or AG is aware of any license or regulatory permit that appears to be material to the business of the Company, that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any governmental entity that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser, Parent and AG currently contemplate that such approval or the action will be sought, except as described below under "State Takeover Laws". While, except as otherwise expressly described in this Section 15, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the

Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could, subject to the terms and conditions of the Merger Agreement, decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer.

  State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that make the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain circumstances. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

  Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined generally as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) for a period of three years from the time such interested stockholders became the holders of 15% or more of such Shares unless, among other things, the corporation's board of directors had given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder". The Board has approved the Merger Agreement and the Stock Purchase Agreements and the Purchaser's acquisition of Shares pursuant to the Offer and, therefore,
Section 203 of the DGCL is inapplicable to the Offer, the acquisition of shares of Company Series Preferred Stock pursuant to the Stock Purchase Agreements or the Merger.

  Except as described herein, the Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection with the Offer or the Merger is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer or the Merger, the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer or the Merger. In such case, the Purchaser might not be obligated to accept for payment or pay for any Shares tendered. See Section 14.

  Antitrust. Parent will file a Notification and Report Form with respect to the Offer under the HSR Act. The acquisition of Shares under the Offer may be consummated following the expiration of a 15-calendar day waiting period following the filing unless Parent receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of the applicable waiting period under the HSR Act is a condition to the Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of the Company or Parent or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. Based upon a preliminary examination of information provided by the Company relating to the businesses in which Parent and the Company are engaged, Parent and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

16. Fees and Expenses

  Warburg Dillon Read is acting as Dealer Manager in connection with the Purchaser's acquisition of the Company and is acting as financial advisor to Parent in connection with the Offer. Warburg Dillon Read will receive customary compensation for its services as financial advisor and Dealer Manager in connection with the Offer. Parent has also agreed to reimburse Warburg Dillon Read for its reasonable out-of-pocket expenses related to such services, including the reasonable fees and expenses of its counsel, and to indemnify Warburg Dillon Read and certain related persons against certain liabilities and expenses, including certain liabilities and expenses under the Federal securities laws.

  The Purchaser has retained ChaseMellon Consulting Services, L.L.C. to act as the Information Agent and ChaseMellon Shareholder Services, L.L.C., to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the Federal securities laws.

  None of the Purchaser, Parent or AG will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. Miscellaneous

  The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser, Parent or AG becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser reserves the right to amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  No person has been authorized to give any information or to make any representation on behalf of the Purchaser, Parent or AG not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

  The Purchaser, Parent and AG have filed with the SEC the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, setting forth its recommendations with respect to the Offer and the reasons for such recommendation and furnishing such additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in
Section 8 (except that such material will not be available at the regional offices of the SEC).

                                          BXA Acquisition Company

September 24, 1999

                                                                     SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                         AG, PARENT AND THE PURCHASER

Directors and Executive Officers of Schering Aktiengesellschaft

  The following table sets forth the name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of AG. Unless otherwise indicated, the business address of each individual listed below is Schering AG, Mullerstrabe 178, D-13342 Berlin, Germany, and the position listed is with AG. All the directors and officers listed below are citizens of the Federal Republic of Germany, except for Giuseppe Vita, who is a citizen of Italy, and John A. Dormandy, who is a citizen of the United Kingdom.

        Name and Business         Present Principal Occupation or Employment
             Address                   and Five-Year Employment History
     ------------------------  ------------------------------------------------
     Dr. Giuseppe Vita         Chairman, Executive Board.
     Dr. Klaus Pohle           Vice Chairman, Executive Board; CFO.
     Dr. Hubertus Erlen        Member, Executive Board.
     Dr. Ulrich Kostlin        Member, Executive Board.
     Prof. Gunter Stock        Member, Executive Board.
     Klaus Subjetzki           Chairman, Supervisory Board; Chairman,
      Berliner Handels- und    Supervisory Boards Berliner Handels- und
      Frankfurter Bank AG      Frankfurter Bank AG.
      D-60323 Frankfurt am
      Main
     Jurgen Wingefeld          Vice Chairman, Supervisory Board; Regional
      Lausitser und            Head of Mining, Chemical and Energy Industrial
      Mitteldeutsche           Trade Union, Northern Region.
      Bergbau mbH D-10100
      Berlin
     Dr. Karl-Hermann Baumann  Member, Supervisory Board; Member
      Siemens AG               Executive Committee and Chairman,
      D-80333 Munich           Supervisory Board, Siemens AG.
     Norbert Deutschmann       Member, Supervisory Board; Chairman,
                               Wedding Works Council; Chairman,
                               Group Works Council (1996-1998).
     Prof. John A. Dormandy    Member, Supervisory Board; Professor of
      St. George's Hospital    Vascular Sciences, University of London;
      London SW 17 005         Vascular Surgeon, St. George's Hospital, London.
     Johannes Heitbaum         Member, Supervisory Board.
      Schering AG Bergkamen
      D-59192 Bergkamen
     Dr. Martin Kohlhaussen    Member, Supervisory Board; Spokesman,
      Commerzbank AG           Board of Executive Directors, Commerzbank AG.
      D-60261 Frankfurt am
      Main
     Horst Kramp               Member, Supervisory Board; President, Berlin
      Berlin Chamber of        Chamber of Commerce.
      Commerce
      D-10623 Berlin

        Name and Business                Present Principal Occupation or Employment
             Address                          and Five-Year Employment History
     -----------------------  ----------------------------------------------------------------
     Jurgen Krumnow           Member, Supervisory Board; Member, Board of
      Deutsche Bank AG        Executive Directors, Deutsche Bank AG.
      D-60325 Frankfurt am
      Main
     Dr. Hans Peter Niendorf  Member, Supervisory Board; Head of Clinical
                              Development Diagnostics, SBU Diagnostics, Schering AG.
     Hans-Jurgen Scheel       Member, Supervisory Board; Vice Chairman, Wedding Works Council.
     Gunter Schmitt           Member, Supervisory Board;
                              Member, Wedding Works Council.
     Dr. Ulrich Sommer        Member, Supervisiory Board; Area Manager
                              Marketing for Fertility Control and Hormone
                              Replacement Therapy Products.
     Heinz Georg Webers       Member, Supervisory Board; Member, Works Council.
      Schering AG
      D-53132 Bergkamen
     Prof. Dr. Meinhart H.    Member, Supervisory Board; University Professor,
      Zenk University of      Chair of Pharmaceutical Biology Dept.,
      Munich                  University of Munich.
      D-80333 Munich

Directors and Executive Officers of Schering Berlin Inc.

  The following table sets forth the name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Parent. Unless otherwise indicated, the business address of each individual listed below is Schering Berlin Inc., 340 Changebridge Road, P.O. Box 1000, Montville, NJ 07045-1000, and the position listed is with Parent. All the directors and officers listed below are citizens of the United States of America, except for Lutz Lingnau, Wolfgang Kunze, Dr. Hubertus Erlen, Dr. Ulrich Kostlin, Dr. Klaus Pohle and Prof. Gunter Stock, each of whom is a citizen of the Federal Republic of Germany. Directors are indicated by an asterisk.

        Name and Business         Present Principal Occupation or Employment
             Address                   and Five-Year Employment History
     -----------------------  ---------------------------------------------------
     Lutz Lingnau*            President & CEO.
     Robert A. Chabora        Secretary; VP-Law and General Counsel;
                              VP-Law and President, DD&T Division,
                              Berlex Laboratories, Inc.
     Wolfgang Kunze*          VP-Finance & CFO.
     Robert C. Milos          Asst. Treasurer; VP Business Development &
      Berlex Laboratories     Human Resources (1989-1998) and VP &
      Inc.                    General Manager, Diagnostic Imaging (since 1998),
      300 Fairfield Road      Berlex Laboratories, Inc.
      Wayne, NJ 07047
     John Nicholson           Treasurer; Treasurer, Berlex Laboratories, Inc.
     John F. Rotondo          Asst. Secretary and VP; VP Sales (since July 1999),
      Berlex Laboratories     VP Human Resources (May 1998-June 1999) and
      Inc.                    Area Sales Director (before May 1998),
      300 Fairfield Road      Berlex Laboratories, Inc.
      Wayne, NJ 07047
     Dr. Hubertus Erlen*      Chairman, Board of Directors; Member,
      Schering AG             Executive Board, Schering AG.
      D-13342 Berlin
     Dr. Ulrich Kostlin*      Member, Executive Board, Schering AG.
      Schering AG
      D-13342 Berlin
     George G. Montgomery,    Managing Director (until 1996) and Advisor Director
      Jr.* Hambrecht & Quist  (since 1996), Hambrecht & Quist LLC.
      LLC
      1 Bush Street
      San Francisco, CA
      94104
     Dr. Klaus Pohle*         Vice Chairman, Executive
      Schering AG             Board and CFO, Schering AG.
      D-13342 Berlin
     Prof. Gunter Stock*      Member, Executive Board, Schering AG.
      Schering AG
      D-13342 Berlin

Directors and Executive Officers of BXA Acquisition Company

  The following table sets forth the name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Purchaser. Unless otherwise indicated, the business address of each individual listed below is Schering Berlin Inc., 340 Changebridge Road, P.O. Box 1000, Montville, NJ 07045-1000, and the position listed is with the Purchaser. All the directors and officers listed below are citizens of the United States of America. Directors are indicated by an asterisk.


       Name and Business     Present Principal Occupation or Employment and
            Address                   Five-Year Employment History
     ---------------------  -------------------------------------------------
     Robert A. Chabora*     President and Secretary; Secretary,
                            VP--Law and General Counsel,
                            Schering Berling Inc.; VP--Law and
                            President, DD&T Division, Berlex
                            Laboratories, Inc.
     John Nicholson*        Treasurer; Treasurer, Schering Berling Inc.
                            Treasurer, Berlex Laboratories, Inc.
     Frank J. Curtis
      Berlex Laboratories,  Assistant Secretary; VP and General Counsel
      Inc.                  (since Dec. 1998) and Director, Legal Affairs
      300 Fairfield Road    (before Dec. 1998), Berlex Laboratories Division,
      Wayne, NJ 07047       Berlex Laboratories, Inc.

  Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                       The Depositary for the Offer is:

                   ChaseMellon Shareholder Services, L.L.C.

       By Facsimile                                    Confirm by Telephone:
      Transmission:
      (For Eligible                                        (201) 296-4860
    Institutions Only)

      (201) 296-4293


         By Mail:           By Overnight Courier:             By Hand:

Reorganization Department       Reorganization       Reorganization Department
       PO Box 3301                Department          120 Broadway, 13th Floor
South Hackensack, NJ 07606    85 Challenger Road         New York, NY 10271
                               Mail Stop--Reorg
                             Ridgefield Park, NJ
                                    07660

  Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                    ChaseMellon Consulting Services, L.L.C.

                             450 West 33rd Street
                                  14th Floor
                              New York, NY 10001

                Banks and Brokers Call Collect: (212) 273-8070
                   All Others Call Toll-Free: (800) 932-6798

                     The Dealer Manager for the Offer is:

                            Warburg Dillon Read LLC

                                299 Park Avenue
                           New York, New York 10171
                         Call Collect: (212) 821-2881